EXHIBIT 23.2

Consent of the Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-43001, 33-49234, 333-27613, 333-31464, 333-31379, 333-61002, 333-95725 and 333-125062 and Form S-3 No. 333-101514) of ESB Financial Corporation, of our report dated March 8, 2005, with respect to the consolidated financial statements relative to the year ended December 31, 2004, of ESB Financial Corporation and subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 5, 2007